Exhibit 23.3

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-51568, 333-51564, 333-51536, and 333-44830 of eFunds Corporation on Form S-8 of our report dated March 14, 2003 (March 12, 2004 as to the effect of the reclass of segment information as described in Note 11) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in the method of accounting for goodwill and other intangible assets described in Note 4) appearing in this Annual Report on Form 10-K of eFunds Corporation for the year ended December 31, 2003.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
March 12, 2004